Contact	Chris Grandis	Moved on Business Wire
	Media Relations Director	April 10, 2012
Corporate
703.641.2316
cgrandis@csc.com

Bryan Brady
Vice President, Investor Relations
Corporate
703.641.3000
investorrelations@csc.com

CSC PROVIDES PRELIMINARY UPDATE
FOR FOURTH QUARTER AND FISCAL YEAR 2012
Conference Call Scheduled for 11 am EDT on April 11, 2012

FALLS CHURCH, Va., Apr. 10 – CSC (NYSE: CSC) today provided a preliminary and unaudited update for the fourth quarter and the full fiscal year 2012, ended March 30, 2012.

On December 27, 2011, the Company announced a material impairment of its net investment in the UK National Health Service (NHS) contract and at the same time, withdrew its guidance for its fiscal year 2012.   Given the uncertainty surrounding the future of the NHS contract, the Company was not in a position to reasonably estimate fiscal 2012 financial performance.

On March 5, 2012, the Company announced that it had signed a non-binding letter of intent (LOI) with the NHS that provided a framework upon which the contract could continue.  The parties targeted the completion of a binding interim agreement on or before March 31, 2012.

On April 4, 2012, the Company announced that the parties had not reached a binding agreement and that discussions are continuing.

With clarity around the NHS situation as it affects fiscal 2012 results, the Company is in a position to provide a more reasonable range of expected results in advance of the release of audited results in the mid-May timeframe.

                                                                          The preliminary and unaudited Fiscal Year 2012 update is as follows:

	Fourth Quarter	Fiscal Year
New Business Awards (billions)	~$6	~$19
Revenue (billions) GAAP	~$4.1	~$15.9
Earnings (loss) per Share GAAP Adjusted	~$(0.92) to ~$(0.96) ~$0.19 to ~$0.21	~$(27.27) to ~$(27.31) ~$2.45 to ~$2.49
Free cash flow (millions)	~$225 to ~$275	~$50 to ~$100

Adjusted (non-GAAP) amounts exclude the estimated impact of the previously announced NHS charge, goodwill impairments, the US claims settlement, iSOFT dilution, and a fourth quarter restructuring charge (see attached supplemental data).

Because the Company has not issued its financial statements for the fourth quarter and fiscal year ended March 30, 2012, all financial results and other financial data described in this press release should be considered preliminary and are subject to change to reflect any necessary additional corrections or adjustments, or changes in accounting estimates that may be identified in connection with the Company’s issuance of such financial statements in the mid-May timeframe.

Conference Call and Webcast

The Company will hold a conference call and Webcast on Wednesday, April 11, 2012, at 11 a.m. (EDT) and the Chief Executive Officer and the Chief Financial Officer will discuss these matters.  The dial-in number for domestic callers is 888-500-6973.  Callers who reside outside the United States or Canada should dial 719-325-2490.  The passcode for all participants is 3035478.  The Webcast audio and any presentation slides will be available at www.csc.com/investorrelations.

A replay of the conference call will be available from approximately two hours after the conclusion of the call until April 18, 2012.  The replay dial-in number is 888-203-1112 for domestic callers and 719-457-0820 for callers who reside outside of the U.S. and Canada.  The replay passcode is also 3035478.  A replay of this Webcast will also be available on CSC’s Web site.

Non-GAAP Measures

In an effort to provide investors with additional information regarding the Company’s preliminary results as determined by generally accepted accounting principles (GAAP), the Company has also disclosed in this press release certain preliminary and unaudited non-GAAP information which management believes provides useful information to investors, including:  adjusted diluted earnings (loss) per share from continuing operations and free cash flow.  Other than preliminary and unaudited free cash flow, a reconciliation of the preliminary and unaudited non-GAAP financial information to preliminary and unaudited GAAP estimates for the fourth quarter and fiscal year 2012, as well as the rationale for management’s use of non-GAAP measures, is included in the tables below.  A reconciliation of the preliminary and unaudited free cash flow to a preliminary and unaudited GAAP financial measure is not practical at this time and cannot be performed without unreasonable effort.  The Company will provide a reconciliation of free cash flow to cash flow from operations for the fourth quarter and fiscal year ended March 30, 2012 when the Company issues its normal earnings release for those periods.

Forward-Looking Statements

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in CSC’s Form 10-K for the fiscal year ended April 1, 2011 and any updating information in subsequent SEC filings.  The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent event or otherwise, except as required by law.

About CSC

CSC is a global leader in providing technology-enabled business solutions and services. Headquartered in Falls Church, Va., CSC has approximately 98,000 employees and reported revenue of $16.0 billion for the 12 months ended December 30, 2011. For more information, visit the company's website at www.csc.com.

The following tables reconcile adjusted diluted earnings (loss) per share from continuing operations (non-GAAP) to its most directly comparable financial measure calculated and presented in accordance with GAAP.   CSC management believes that this non-GAAP financial measure provides useful information to investors regarding the Company’s financial condition and results of operations as it provides another measure of the Company’s profitability, and is considered an important measure by financial analysts covering CSC and its peers.  Management uses this non-GAAP measure, among others, to assess management performance.  One of the limitations associated with the use of this non-GAAP measure is that it does not reflect the complete financial results of the Company.  CSC compensates for this limitation by providing a reconciliation, as set forth below.

       Preliminary and Unaudited Supplemental Data for Fourth Quarter, Fiscal 2012

	GAAP	iSOFT	Restructuring	Adjusted
Diluted earnings (loss) per share from continuing operations	~$(0.92) to ~$(0.96)	~$(0.22)	~$(0.92)	~$0.19 to ~$0.21

        Preliminary and Unaudited Supplemental Data for Fiscal Year 2012

	GAAP	NHS Charge	Goodwill Impairments	US Claims Settlement	iSOFT	Restructuring	Adjusted
Diluted earnings (loss) per share from continuing operations	~$(27.27) to ~$(27.31)	~$(9.91)	~$(17.49)	~$(1.06)	~$(0.39)	~$(0.92)	~$2.45 to ~$2.49